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Global Corporate Trust 190 S. LaSalle Street, 7th Floor MK-IL-SL7C Chicago, IL 60603 usbank.com

Item 1123 Certification

J.C. Penney Debenture- Backed Series 2007-1 Trust

I, Kimberly O. Jacobs, Senior Vice President of U.S. Bank National Association, as Trustee (the “Trustee”), hereby certify that:

1)	A review of the activities of the Trustee during the fiscal year covered by this annual report on Form 10-K and of the performance of the Trustee under the Standard Terms for Trust Agreement, dated as of November 9, 2006, between the Trustee and the Depositor (the “Agreement”) has been made under my supervision;

and

2)	To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout the reporting period.

Date: February 28, 2023

U.S. Bank National Association, as Trustee

/s/ Kimberly O. Jacobs

Kimberly O. Jacobs

Senior Vice President